Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
July 29, 2015		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2016 RESULTS

Minneapolis, MN, July 29, 2015 – Hawkins, Inc. (Nasdaq: HWKN) today announced first quarter results for fiscal 2016. Sales of $101.5 million for the three months ended June 28, 2015 represented an increase of 3.5% from $98.0 million for the same period of the prior year. Net income for the first quarter of fiscal 2016 was $6.8 million, or $0.64 per fully diluted share, compared to net income of $6.0 million, or $0.57 per fully diluted share, for the first quarter of the previous year.

“The first quarter of our new fiscal year was strong for our Industrial segment, with operating income growing nearly 30%,” said Patrick Hawkins, Chief Executive Officer and President.  “The growth was largely attributable to increased sales of seasonal products with higher per-unit margins, and is the result of focused sales efforts that came to fruition this quarter."

“We are also pleased with the results from the Florida Water Treatment business we acquired last fall and the continued growth of our newer Water Treatment branches,” Mr. Hawkins continued. “We continue to invest in this business and are adding selling and technical resources to this segment to support future growth.”

For the first quarter of fiscal 2016, Industrial segment sales were $67.6 million, an increase of $0.1 million from the same period of the prior year. Our volumes decreased from the same period a year ago due to lower sales of certain bulk commodity products at select accounts, while a shift in product mix increased sales of products that have higher per-unit selling prices, keeping revenues relatively flat. Water Treatment segment sales were $33.9 million for the current quarter, an increase of $3.4 million, or 11.2%, from the same period of the prior year. Sales at our Florida locations which were acquired in the third quarter of fiscal 2015 were $4.2 million. This increase was partially offset by lower sales of bulk commodity products at certain of our existing branches and lower equipment project revenues.

Company-wide gross profit for the first quarter of fiscal 2016 was $20.7 million, or 20.4% of sales, an increase of 11.9% from $18.5 million, or 18.9% of sales, for the same period of the prior year. The LIFO method of valuing inventory had a nominal impact on gross profit for the quarter, and decreased gross profit by $0.5 million for the same period of the prior year.

Gross profit for the Industrial segment was $10.7 million, or 15.9% of sales, for the quarter as compared to $9.4 million, or 13.9% of sales, for the same period of the prior year. While total volumes decreased year-over-year, the increase in gross profit primarily resulted from increased sales of certain products that generate higher per-unit margins. The LIFO method of valuing inventory had a nominal impact on gross profit in the first quarter of the current year but decreased gross profit by $0.4 million in the prior year.
Gross profit for the Water Treatment segment was $10.0 million, or 29.6% of sales, for the quarter as compared to $9.1 million, or 30.0% of sales, for the same period of the prior year. The increase in gross profit dollars was driven by profits from our Florida locations. The LIFO method of valuing inventory had a nominal impact on gross profit in the first quarter of the current year but decreased gross profit by $0.1 million in the prior year.

Company-wide selling, general and administrative expenses were $9.9 million for the quarter as compared to $8.9 million for the same period of the prior year. The expenses increased primarily in our Water Treatment segment, driven by our Florida locations and the addition of sales personnel in other locations.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 37 facilities in 16 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
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HAWKINS, INC. REPORTS
FIRST QUARTER, FISCAL 2016 RESULTS
July 29, 2015

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	June 28, 2015	June 29, 2014
Sales	$101,496	$98,036
Cost of sales	(80,761)	(79,540)
Gross profit	20,735	18,496
Selling, general and administrative expenses	(9,891)	(8,875)
Operating income	10,844	9,621
Interest income, net	21	14
Income before income taxes	10,865	9,635
Income tax provision	(4,074)	(3,614)
Net income	$6,791	$6,021

Weighted average number of shares outstanding - basic	10,580,542	10,570,041
Weighted average number of shares outstanding - diluted	10,628,409	10,613,738

Basic earnings per share	$0.64	$0.57
Diluted earnings per share	$0.64	$0.57

Cash dividends declared per common share	$—	$—

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